Exhibit 99.1
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News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          Anthony J. Allott
                                                          (203) 975-7110



                    SILGAN HOLDINGS COMPLETES ACQUISITION OF
                     METAL AND PLASTIC CLOSURES MANUFACTURER


STAMFORD, CT, March 4, 2003 -- Silgan Holdings Inc. (Nasdaq:SLGN) today announced that it has completed its acquisition of the remaining 65 percent equity interest in Amcor White Cap LLC, a joint venture of the Company. This business, which will now operate under the name Silgan Closures, is a leading supplier of an extensive range of metal and plastic closures to consumer goods packaging companies in the food and beverage industries in North America. The business, which had sales of approximately $250 million in 2002, is headquartered in Chicago and operates 7 manufacturing facilities in the United States and Mexico. The Company paid $37.1 million for the remaining 65 percent equity interest and refinanced approximately $90 million of debt of the business.

The Company also announced today that it has closed on $150 million of incremental term loan borrowings under its existing senior secured credit facility. The proceeds from this borrowing were used to fund the acquisition and to repay a portion of outstanding revolving loan borrowings. The terms for the incremental term loans are the same as those under the Company's existing senior secured credit facility, including an interest rate at LIBOR plus a current margin of two percent. An affiliate of Deutsche Bank AG was the sole arranger of the transaction.

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SILGAN HOLDINGS
March 4, 2003
Page 2


Silgan Holdings is a leading North American manufacturer of consumer goods packaging products with annual pro forma sales of approximately $2.2 billion. Silgan operates 68 manufacturing facilities in the U.S., Canada and Mexico. In North America, Silgan is the largest supplier of metal containers for food products, a leading supplier of plastic containers for personal care products and a leading supplier of metal and plastic closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2001 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.


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